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                          Nichols Research Corporation
                 Exhibit 11 - Computation of Earnings Per Share




                                                              Year Ended August 31,

                                             -----------------------------------------------------
Primary:                                          1997                1996                1995

                                             -----------------------------------------------------
Weighted average common shares outstanding    11,669,810           9,665,234           9,168,864

Net common shares issuable on exercise of
certain stock options (1)                        604,561             573,465             249,800

                                             -----------------------------------------------------

Average common and common equivalent
shares outstanding                            12,274,371          10,238,699           9,418,664

                                             -----------------------------------------------------

Net income                                   $   474,000         $ 9,392,112         $ 7,202,000

                                             -----------------------------------------------------

Per share amount                             $      0.04         $      0.92         $      0.76

                                             -----------------------------------------------------
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(1) Net common shares issuable on exercise of certain stock options is calculated based upon the treasury stock method using the average market price.

NOTE:  Amounts adjusted for a 3 for 2 stock split on October 21, 1996.